SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant☑
Filed by a Party other than the Registrant☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑ Definitive Proxy Statement

☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Alliance Bankshares Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

      ☑ No fee required.

      ☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:

      (2) Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4) Proposed maximum aggregate value of transaction:

      (5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1) Amount previously paid:

      (2) Form, schedule or registration statement no.:

      (3) Filing party:

      (4) Date filed:

EXPLANATORY NOTE
Alliance Bankshares Corporation is filing this definitive revised proxy statement on Schedule 14A (Amendment No. 1) to correct the beneficial ownership of Thomas Patrick Danaher reported in the table on page 4 and to move to the end of page 12 part of a sentence that had been inadvertently placed in footnote (2) on page 11. There are no other changes to Alliance Bankshares Corporation’s definitive proxy statement on Schedule 14A originally filed on June 8, 2009.

14200 Park Meadow Drive
Suite 200S
Chantilly, Virginia 20151
Dear Fellow Shareholders:
          You are cordially invited to attend the 2009 Annual Meeting of Shareholders of Alliance Bankshares Corporation. The meeting will be held on Wednesday, July 15, 2009, at 11:00 a.m. at the Hyatt Dulles, 2300 Dulles Corner Boulevard, Herndon, Virginia. The accompanying notice and proxy statement describe the matters to be presented at the meeting. Enclosed is our Annual Report to Shareholders that will be reviewed at the Annual Meeting.
          At the Annual Meeting, you will vote on the election of two Class A director nominees to serve for the next three years. Your Board of Directors supports these individuals and recommends that you VOTE FOR them as directors. You will also vote on the appointment of Yount, Hyde & Barbour, P.C. as independent public accountants for Bankshares for 2009. The Board of Directors recommends that you VOTE FOR ratification of the appointment of Yount, Hyde & Barbour, P.C.
          We hope you can attend the Annual Meeting. Whether or not you plan to attend, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. If you choose to attend the Annual Meeting in person, you can revoke your proxy at any time before it is voted. If you are the beneficial owner of shares held in “street name” through a broker or other nominee, you should instruct your broker or nominee how to vote on your behalf, or, if you plan to attend the meeting and wish to vote in person, bring with you a proxy or letter from your broker or nominee to confirm your right to vote the shares. Your vote is important regardless of the number of shares you own!
          We look forward to seeing you at the Annual Meeting, and we appreciate your continued loyalty and support.
Very truly yours,
Thomas A. Young, Jr.
President and Chief Executive Officer
June 8, 2009

ALLIANCE BANKSHARES CORPORATION
14200 Park Meadow Drive, Suite 200S
Chantilly, Virginia 20151

NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD WEDNESDAY, JULY 15, 2009
          The 2009 Annual Meeting of Shareholders of Alliance Bankshares Corporation (“Bankshares”) will be held at the Hyatt Dulles, 2300 Dulles Corner Boulevard, Herndon, Virginia on Wednesday, July 15, 2009 at 11:00 a.m., for the following purposes:
1.	To elect as directors of Bankshares the two Class A nominees to the Board of Directors named in the attached proxy statement, to serve until the 2012 Annual Meeting of Shareholders;

2.	To ratify the appointment of Yount, Hyde & Barbour, P.C. as Bankshares’ independent registered public accounting firm for the fiscal year ending December 31, 2009; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.
          Shareholders of record at the close of business on June 3, 2009, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.
By Order of the Board of Directors,
Paul M. Harbolick, Jr.
Executive Vice President, CFO & Secretary
June 8, 2009
IMPORTANT NOTICE
          Please complete, sign, date, and return the enclosed proxy card in the accompanying postage paid envelope so that your shares will be represented at the meeting. Shareholders attending the meeting may personally vote on all matters that are considered, in which event their signed proxies are revoked. If you are the beneficial owner of shares held in “street name” through a broker or other nominee, you should instruct your broker or nominee how to vote on your behalf, or, if you plan to attend the meeting and wish to vote in person, bring with you a proxy or letter from your broker or nominee to confirm your right to vote the shares.

ALLIANCE BANKSHARES CORPORATION
14200 Park Meadow Drive, Suite 200S
Chantilly, Virginia 20151

PROXY STATEMENT
2009 ANNUAL MEETING OF SHAREHOLDERS

GENERAL
          The following information is furnished in connection with the solicitation by and on behalf of the Board of Directors of the enclosed proxy to be used at the 2009 Annual Meeting of the Shareholders (the “Annual Meeting”) of Alliance Bankshares Corporation (“Bankshares”) to be held Wednesday, July 15, 2009, at 11:00 a.m. at the Hyatt Dulles, 2300 Dulles Corner Boulevard, Herndon, Virginia. The approximate mailing date of this proxy statement, accompanying notice, proxy card and annual report is June 10, 2009.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on July 15, 2009
          The Notice of 2009 Annual Meeting of Shareholders, this proxy statement, a form of proxy card and Bankshares’ 2008 Annual Report to Shareholders are available on the internet at the following website: http://www.cfpproxy.com/5180.
Directions to Annual Meeting
          To obtain directions to attend the Annual Meeting and vote in person, please contact the Corporate Secretary at (703) 814-7200.
Revocation and Voting of Proxies
          Execution of a proxy will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Any shareholder who has executed and returned a proxy may revoke it by attending the Annual Meeting and requesting to vote in person. If you are the beneficial owner of shares held in “street name” through a broker or other nominee, you should instruct your broker or nominee how to vote on your behalf, or, if you plan to attend the meeting and wish to vote in person, bring with you a proxy or letter from your broker or nominee to confirm your right to vote the shares. A shareholder may also revoke his proxy at any time before it is exercised by filing a written notice with Bankshares or by submitting a proxy bearing a later date. Proxies will extend to, and will be voted at, any properly adjourned session of the Annual Meeting. If a shareholder specifies how the proxy is to be voted with respect to any proposal for which a choice is provided, the proxy will be voted in accordance with such specifications. If a shareholder fails to specify with respect to a proposal, the proxy will be voted FOR election of the Class A director nominees named in Proposal One and FOR approval of Proposal Two.
Voting Rights of Shareholders
          Only those shareholders of record at the close of business on June 3, 2009, are entitled to notice of and to vote at the Annual Meeting, or any adjournments thereof. The number of shares of common stock of Bankshares outstanding on the record date and entitled to vote at the Annual Meeting is 5,106,819. Bankshares has no other class of stock outstanding. A majority of the votes entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business. Each share of Bankshares common stock entitles the record holder thereof to one vote upon each matter to be voted upon at the Annual Meeting. Shares for which the holder has elected to abstain or to withhold the proxies’ authority to vote (including broker non-votes) on a matter will count as shares present for the purpose of determining the presence or absence of a quorum at the meeting, but will not be included in determining the number of votes cast with respect to such matter.
          If you are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, is required to vote the shares in accordance with your instructions. If you do not give instructions to your broker, in certain circumstances your broker may nevertheless vote your shares. For example, if you do not give instructions to your broker, and your broker is a member of the New York Stock Exchange, under the rules of the New York Stock Exchange your broker can exercise discretionary power to vote your shares with respect to “routine” items, but is not permitted to vote your shares with respect to “non-routine” items. The uncontested election of directors and ratification of the appointment of an independent registered public accounting firm are considered “routine” items by the New York Stock Exchange. A broker who is not a member of the New York Stock Exchange may not be able to exercise discretionary voting with respect to even routine items depending on the rules of the exchange or market of which the broker is a member. Shares that your broker cannot vote on a particular matter because your broker has not received instructions from you are called “broker non-votes.”
          With regard to the election of the Class A nominees as directors, votes may be cast in favor or withheld. If a quorum is present, the two Class A director nominees receiving the highest number of votes at the Annual Meeting (even though less than a majority) will be elected directors; therefore, votes withheld will have no effect.
          Approval of any other matter, such as ratification of the appointment of Yount, Hyde & Barbour, P.C. as independent accountants, requires the affirmative vote of a majority of the votes cast on the proposal (that is, more votes in favor than against), if a quorum is present. Therefore, abstentions and broker non-votes will have no effect on whether or not such a matter is approved.
Solicitation of Proxies
          Bankshares will pay the costs of solicitation of proxies on behalf of the Board of Directors. Proxies may be solicited by mail, telephone, and other electronic means or in person. We have retained Regan & Associates, Inc. to assist in soliciting proxies for a fee of $10,000. We will also reimburse the expenses of brokers, nominees and fiduciaries who forward our proxy materials to our shareholders.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
          The following table shows as of May 29, 2009, the beneficial ownership of Bankshares’ common stock of the shareholders known to Bankshares to be the beneficial owners of more than 5% of Bankshares’ common stock and who are not also directors or executive officers of Bankshares.

Name and Address of	Amount and Nature of
Beneficial Owner	Beneficial Ownership		Percent of Class (1)
John W. Edgemond (2)	372,787	(2)	7.30%
Wellington Management Company, LLP (3)	365,305	(3)	7.15%
Grace & White, Inc. (4)	314,601	(4)	6.16%

(1)	For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within sixty days.

(2)	Based on Schedule 13D filed with the Securities and Exchange Commission (the “SEC”) on January 14, 2009 by John W. Edgemond. According to this Schedule 13D, as of January 7, 2009, Mr. Edgemond has sole or shared voting power with respect to all 372,787 of these shares and sole or shared investment power with respect to all 372,787 of these shares. Mr. Edgemond’s business address is 42660 John Mosby Highway, Chantilly, Virginia 20152.

(3)	Based on Schedule 13G/A filed with the SEC on February 17, 2009 by Wellington Management Company, LLP (“Wellington”). According to this Schedule 13G/A, as of December 31, 2008, in its capacity as investment advisor, Wellington has shared voting power with respect to 292,215 of these shares and shared investment power with respect to all 365,305 of these shares. The business address of Wellington is 75 State Street, Boston, MA 02109.

(4)	Based on Schedule 13G filed with the SEC on February 9, 2009 by Grace & White, Inc. According to this Schedule 13G, as of December 31, 2008, in its capacity as investment advisor, Grace & White, Inc. has sole voting power with respect to 10,100 of these shares and sole investment power with respect to all 314,601 of these shares. The business address of Grace & White, Inc. is 515 Madison Ave. Suite 1700, New York, New York 10022.

          The following table shows as of May 29, 2009 the beneficial ownership of Bankshares’ common stock of each director, director nominee, certain executive officers and of all directors and executive officers of Bankshares as a group. The business address of each person listed below is c/o Alliance Bankshares Corporation, 14200 Park Meadow Drive, Suite 200S, Chantilly, Virginia 20151.
Amount and Nature of Beneficial Ownership

Name of		Options Exercisable by	Percent
Beneficial Owner	Shares (1)	July 28, 2009 (1)	of Class (2)
Oliver T. Carr, III	550	1,875	0.05%

William M. Drohan (3)	25,993	26,840	1.03%

Donald W. Fisher, PhD	—	—	0.00%

Frank H. Grace, III	32,056	49,059	1.57%

Lawrence N. Grant (4)	48,668	43,040	1.78%

Thomas Patrick Danaher	135,676	4,325	2.74%

Paul M. Harbolick, Jr.	3,806	86,607	1.74%

John B. McKenney, III	13,000	26,060	0.76%

Serina Moy (5)	71,277	25,040	1.88%

Craig W. Sacknoff (6)	22,724	82,697	2.03%

George S. Webb (7)	234,150	11,990	4.81%

Robert G. Weyers (8)	69,000	43,040	2.18%

Thomas A. Young, Jr. (9)	71,804	139,730	4.03%

All directors & executive officers as a group (12)	728,704	540,303	22.47%

(1)	For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Exchange Act under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within sixty days. Beneficial ownership also includes any shares held in the name of an individual’s spouse, minor children or other relatives living in the individual’s home. Except as otherwise indicated, each director, director nominee, or executive officer has sole voting and investment power with respect to the shares shown.

(2)	The ownership percentage of each individual is calculated based on the total of 5,106,819 shares of common stock that were outstanding as of May 29, 2009, plus the number of shares that can be issued to the individual within sixty days of May 29, 2009 upon the exercise of stock options held by the individual, whether or not such options are “in the money.” Shares of common stock that are subject to exercisable stock options are deemed to be outstanding for the purpose of computing the percentage of outstanding common stock owned by any person or group but are not deemed outstanding for the purpose of computing the percentage of common stock owned by any other person or group.

(3)	Includes 880 shares held by Mr. Drohan’s spouse.

(4)	Includes 6,469 shares Mr. Grant holds jointly with his spouse; 8,810 shares held by Mr. Grant’s spouse; 738 shares held by the Grant Revocable Family Trust with respect to which Mr. Grant has shared voting and shared investment power; and 1,294 shares held by Independent Insurance Center, Inc. with respect to which Mr. Grant has shared voting and shared investment power.

(5)	Includes 11,954 shares Ms. Moy holds jointly with her spouse, 1,800 shares held by Ms. Moy’s spouse and 1,187 shares held as custodian on behalf of or by Ms. Moy’s children.

(6)	Includes 1,150 shares Mr. Sacknoff holds jointly with his spouse, 58 shares held jointly with Mr. Sacknoff’s children and 29 shares held as custodian for Mr. Sacknoff’s son.

(7)	Includes 67,000 shares held by Mr. Webb’s spouse; and 25,875 shares held by Laurkel Investment Partners LP with respect to which Mr. Webb has shared voting and shared investment power.

(8)	Includes 67,706 shares Mr. Weyers holds jointly with his spouse.

(9)	Includes 173 shares Mr. Young holds jointly with his spouse.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Section 16(a) of the Exchange Act requires directors, executive officers, and any 10% or greater beneficial owners of Bankshares’ common stock to file reports concerning their ownership of and transactions in Bankshares’ common stock. Based on a review of the reports of changes in beneficial ownership of common stock and written representations made to Bankshares, Bankshares believes that its directors and executive officers complied with all filing requirements under Section 16(a) of the Exchange Act with respect to 2008, with the following exceptions: Ms. Moy filed one late Form 4 during the year to report two transactions late, and Mr. McKenney filed one late Form 4 during the year to report twelve transactions late.

In Memoriam — Harvey E. Johnson, Jr.
          Harvey E. Johnson, Jr., Chairman of the Board of Directors, Co-Chairman of the Audit Committee, passed away on March 12, 2009. He was a founding director of the Bank and will be greatly missed.

PROPOSAL ONE
ELECTION OF DIRECTORS
          Bankshares’ Board consists of eight directors, with the seat previously held by Mr. Johnson currently vacant. The Board is divided into three classes (A, B and C) of directors, with each class serving a three-year term. Thomas P. Danaher retired from active service on the Board on January 26, 2006, and no longer votes as a director but serves as Chairman Emeritus and receives a monthly fee for Board advice and consultation. The term of office for Class A directors will expire at the Annual Meeting. The two persons named below under “Class A Directors (To Serve Until the 2012 Annual Meeting)”, including Mr. Weyers who currently serves as a Class A director, will be nominated for election as Class A directors at the Annual Meeting. The other Class A nominee, Dr. Donald W. Fisher, was recommended to the Board’s Nominating Committee by an executive officer of the Company. If elected, the Class A nominees will serve until the 2012 Annual Meeting of Shareholders. The persons named in the proxy will vote for the election of the Class A nominees named below unless authority is withheld. The Board believes that the nominees will be available and able to serve as directors, but if either of these persons should not be available or able to serve, the proxies may exercise discretionary authority to vote for a substitute selected by the Board.
          Certain information concerning the nominees for election at the Annual Meeting as Class A directors is set forth below, as well as certain information about the Class B and C directors, who will continue in office until the 2010 and 2011 Annual Meetings of Shareholders, respectively.
Nominees for Election of Directors

	Director
Name (Age)	Since (1)	Principal Occupation During Past Five Years
Class A Directors (To Serve Until the 2012 Annual Meeting)

Donald W. Fisher, PhD (63)	—	Dr. Fisher has served as the President and Chief Executive Officer of the American Medical Group Association (“AMGA”) since October 1980. Dr. Fisher also serves as Chairman of the Board of AMGA’s subsidiary Anceta, LLC. Dr. Fisher’s other AMGA-related offices include Secretary/Treasurer of the American Medical Group Foundation, Treasurer of the American Medical Group Association Political Action Committee, and President and Chief Executive Officer of the American Medical Group Corporation. Prior to joining the AMGA, Dr. Fisher served as the Executive Director of the American Academy of Physician Assistants in Alexandria, Virginia. Dr. Fisher serves on the Boards of Directors for the Disease Management Association of America, the Council of Accountable Physician Practices and the American International Health Alliance. Dr. Fisher earned a BS degree from Millsaps College, MS and PhD degrees from the University of Mississippi School of Medicine, and completed the Group Practice Executive Manager’s Institute at the Wharton School of Business. Dr. Fisher resides in Alexandria, Virginia.

Robert G. Weyers (73)	1996	Mr. Weyers is the former owner and former President of KBR

	Director
Name (Age)	Since (1)	Principal Occupation During Past Five Years
		Corporation, a commercial and industrial renovation company doing business in the Washington, D.C. metropolitan area, which he sold in 2003. He chairs the compensation committee and serves on the nominating committee and joined the audit committee in March 2009. Mr. Weyers resides in Fairfax Station, Virginia.

Directors Continuing in Office

Class B Directors (Serving Until the 2010 Annual Meeting)

Oliver T. Carr, III (44)	2007	Mr. Carr has served as President and CEO of Carr Properties, which is the operating group owned by the Commingled Pension Trust Fund of JPMorgan Chase Bank, N.A. since 2007. Carr Properties manages 3.6 million net rental square feet of commercial office properties in the metropolitan Washington, D.C. area. Mr. Carr was also the founder, Chairman, President and CEO of Columbia Equity Trust, a publicly traded REIT. Mr. Carr has a long history of community service in the Washington, D.C. area. He holds a Masters degree in Real Estate Development from MIT and a Bachelors degree from Trinity College and resides in Potomac, Maryland. He serves on the nominating committee.

William M. Drohan (53)	1997	Mr. Drohan is a resident of Great Falls, Virginia, and is the President of the Drohan Management Group, an association management and consulting firm. In April 2009, Mr. Drohan was appointed Chairman of the Board of Directors. In addition, he chairs the ALCO committee and serves on the audit and nominating committees. Mr. Drohan formerly served as Executive Director of the National Association of State Credit Union Supervisors. He also serves on the board of directors of the Consultants Section of American Society of Association Executives and is a member of the Board of Advisors to the George Washington University School of Business Mr. Drohan holds BS and MBA degrees.

George S. Webb (66)	1997	Mr. Webb is a resident of Fairfax, Virginia and is the former owner and former President of the Airston Group, a home building company dedicated to construction of quality homes and personal attention to their homeowners in Fairfax and Prince William Counties and the City of Alexandria. He chairs the loan committee and serves on the compensation and nominating committees. The Airston Group, which Mr. Webb started in 1976, has won several awards for quality, design and innovation. Mr. Webb is very active in Northern Virginia real estate and is a member of the Northern Virginia Building Association and the National Association of Home Builders.

	Director
Name (Age)	Since (1)	Principal Occupation During Past Five Years
Class C Directors (Serving Until the 2011 Annual Meeting)

Lawrence N. Grant, CLUR, CPCU (69)	1996	Mr. Grant founded the Independent Insurance Center, Inc., which writes property and casualty, bonding, life and health coverage for commercial and personal clients, specializing in contractors, restaurants, auto services, and high tech companies, with offices in Leesburg and Winchester, Virginia. Mr. Grant is also President of Fire Mark Insurance Associates, Inc. and is the Vice-President of Associated Risk Managers of Virginia, Inc. Mr. Grant resides in Leesburg, Virginia.

Serina Moy (52)	1997	Ms. Moy is a resident of Silver Spring, Maryland and is a principal in Moy, Cheung & Company, a local accounting firm. She became an NTPI Master in Taxation in 2002. Ms. Moy served as co-chair of the audit committee through mid March 2009, and then became chairperson of the audit committee. She also serves on the compensation and nominating committees. She is a member of an IRS Focus Group working on improving IRS programs and services, a member of the advisory council to the SBA, a member of the AICPA and CAEA Task Force and was an advisor to the Federal Government Single Web Site on the Internet. Ms. Moy serves as advisory counsel for a number of Chinese trade and non-profit organizations in the United States.

Thomas A. Young, Jr. (57)	2002	Mr. Young was named President and CEO of Alliance Bank Corporation (the “Bank”) in December 2000. He became President and CEO of Alliance Bankshares Corporation when it was formed in May 2002. Mr. Young is an active member of several Board committees. Mr. Young’s initial role with the Bank was as a Senior Vice President and Lender starting in August 1998. He served as Senior Credit Officer from 1999 to 2000, and served as interim President beginning October 2000. Prior to joining the Bank, Mr. Young worked at First Union after its acquisition of Signet Bank in November 1997. From October 1983 to November 1997, he served as a Vice President/Commercial Lender for Signet Bank. Mr. Young has served as a director for Columbia Equity Trust, Inc., a real estate investment trust. The publicly traded REIT was acquired in 2007 by an affiliate of the Commingled Pension Trust Fund (Special Situation Property) of JPMorgan Chase Bank, N.A. Mr. Young joined the Board of Directors of the National Kidney Foundation of the National Capital Area in June 2006. Mr. Young has over 35 years of experience in banking and currently resides in Haymarket, Virginia.

(1)	Dates prior to 2003 refer to the year in which the director was first elected to the Board of Directors of Alliance Bank Corporation (a predecessor corporation to Bankshares).
          The Board of Directors is not aware of any involvement in legal proceedings that would be material to an evaluation of the ability or integrity of any director, executive officer or director nominee named above; nor is the Board of Directors aware of any family relationship between any director, executive officer or director nominee named above, except that Thomas P. Danaher, who now serves as Chairman Emeritus, is the father of Thomas Patrick Danaher, the President of Alliance Insurance Agency, Inc. (“Alliance Insurance”). Unless authority for the Class A nominees named above is withheld, the shares represented by the enclosed proxy card, if executed and returned, will be voted FOR the election of the Class A nominees proposed by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” ELECTION OF DR. FISHER AND MR. WEYERS TO SERVE AS CLASS A DIRECTORS.
Meetings and Committees of the Board of Directors
Director Independence
          The Board of Directors is comprised of a majority of “independent” directors, as defined by the listing standards of the NASDAQ Stock Market (“Nasdaq”) as currently in effect and applicable to Bankshares. Independent directors do not receive consulting, legal or other fees from Bankshares, the Bank or Alliance Insurance, other than Board and committee compensation. Although companies affiliated with certain of these directors provide goods and services to Bankshares, the Bank or Alliance Insurance, the Board of Directors has determined in accordance with the Nasdaq listing standards that these independent directors have no relationships with Bankshares, the Bank or Alliance Insurance that would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director. The Board has determined that the following directors and director nominees are independent: Messrs. Carr, Drohan, Webb and Weyers, Dr. Fisher and Ms. Moy. The Board had also determined that Mr. Johnson was independent during the period of his service on the Board.
Meetings and Committees of the Board of Directors
          During 2008, the Board of Directors held fourteen meetings. Each director attended at least 75% of all meetings of the Board and committees on which he or she served.
          Bankshares has not adopted a formal policy on Board members’ attendance at the annual meetings of shareholders, although all Board members are invited and encouraged to attend and, historically, most have done so. All directors attended the 2008 Annual Shareholders Meeting.
          The Board of Directors has separately designated standing Audit, Compensation and Nominating Committees. Each of these committees operates pursuant to a written committee charter that has been adopted by the Board and is reviewed periodically by the committee for changes to recommend to the Board for approval. These charters are posted on Bankshares’ website at www.alliancebankva.com under “Corporate Governance.”
          Audit Committee. Current members of the Audit Committee are Messrs. Drohan and Weyers and Ms. Moy. Until he passed away on March 12, 2009, former Chairman of the Board Harvey E. Johnson, Jr. also served on the Audit Committee and was co-chairman of the Audit Committee. Mr. Weyers was appointed to the Audit Committee in March 2009. The Board of Directors has determined that all of the current members of the Audit Committee satisfy, and all of the members of the Audit Committee during 2008 satisfied, the independence and financial literacy requirements for audit committee members under the NASDAQ Stock Market (“Nasdaq”) listing standards and applicable SEC regulations. In addition, at least one member of the Audit Committee has past employment experience in finance or accounting or comparable experience which results in the individual’s financial sophistication. The Board of Directors has also determined that Ms. Moy, chairperson of the Audit Committee, qualifies as an “audit committee financial expert” within the meaning of applicable regulations of the SEC, promulgated pursuant to the Sarbanes-Oxley Act of 2002.
          The Audit Committee assists the Board in its oversight duties with respect to financial reporting, internal controls, the internal and external audit functions and other matters relating to corporate governance. The Audit Committee is responsible for the appointment, compensation, and oversight of the work of Bankshares’ independent accountants. The committee also reviews on a regular basis the work of Bankshares’ internal audit program. The Audit Committee met four times during 2008. Additional audit discussions occurred as an agenda item at several regularly scheduled Board meetings.

          Compensation Committee. Current members of the Compensation Committee are Messrs. Webb, Weyers and Ms. Moy. Until he passed away on March 12, 2009, Mr. Johnson also served on the Compensation Committee. The Board of Directors has determined that all of the current members of the Compensation Committee are, and all of the members of the Compensation Committee during 2008 were, independent under the Nasdaq listing standards. The Compensation Committee recommends the level of compensation of each officer of Bankshares, the Bank and Alliance Insurance, the granting of stock options, employment agreements and other employee remuneration plans for approval by the full Board of Directors. The Compensation Committee met twice during 2008.
          Nominating Committee. Current members of the Nominating Committee are Messrs. Carr, Drohan, Webb, Weyers and Ms. Moy. Until he passed away on March 12, 2009, Mr. Johnson also served on the Nominating Committee. The Board of Directors has determined that all of the current members of the Nominating Committee are, and all of the members of the Nominating Committee during 2008 were, independent under the Nasdaq listing standards. The Nominating Committee is responsible for making recommendations to the full Board regarding nominations of individuals for election to the Board of Directors. The Nominating Committee met once during 2008.
          Qualifications for consideration as a Board nominee may vary according to the particular areas of expertise being sought as a complement to the existing Board composition. However, in making its nomination determinations, the Nominating Committee considers, among other things, an individual’s business experience, industry experience, financial background, breadth of knowledge about issues affecting Bankshares, time available for meetings and consultation regarding company matters and other particular skills and experience possessed by the individual. The committee does not currently employ an executive search firm, or pay a fee to any other third party, to locate qualified candidates for director positions.
          Although the Nominating Committee has no formal policy with regard to the consideration of director candidates recommended by shareholders, the committee will consider candidates for directors proposed by shareholders in writing. Such written submissions should include the name, address, and telephone number of the recommended candidate, along with a brief statement of the candidate’s qualifications to serve as a director. All such shareholder recommendations should be submitted to the attention of the Secretary of Bankshares at Bankshares’ principal office in Chantilly, Virginia, and must be received by December 1, 2009 in order to be considered by the Nominating Committee for the next annual election of directors. Any candidates recommended by a shareholder will be reviewed and considered in the same manner as all other director candidates considered by the committee.
          In addition, any shareholder entitled to vote in the election of directors generally may directly nominate one or more persons for election as director(s) at an annual meeting if notice of the nomination is given in advance in writing and complies with the requirements of the SEC’s rules and regulations. Notice of a shareholder nomination should set forth (1) the name and address, as they appear on Bankshares’ books, of the shareholder nominating the candidate; (2) the number of shares of Bankshares’ common stock beneficially owned by the shareholder; (3) the name, age, business address, and residence address of the nominee; (4) the principal occupation or employment of the nominee; (5) the number of shares of Bankshares’ common stock beneficially owned by the nominee, if any; (6) a description of all arrangements or understandings between the shareholder and the nominee and any other persons pursuant to which the shareholder is making the nomination; and (7) any other information required to be disclosed in solicitations of proxies for election of directors, or information otherwise required pursuant to Regulation 14A under the Exchange Act relating to any person that the shareholder proposes to nominate for election as a director, including the nominee’s written consent to serving as a director if elected. Notice of any such shareholder nominations must be received by the Secretary at Bankshares’ principal office in Chantilly, Virginia on or before April 26, 2010.

Shareholder Communications with the Board of Directors
          Shareholders who wish to contact the Board of Directors or any of its members may do so by addressing their written correspondence to Board of Directors, 14200 Park Meadow Drive, Suite 200S, Chantilly, Virginia 20151. Correspondence directed to an individual Board member will be referred if appropriate to that member. Correspondence not directed to a particular Board member will be referred if appropriate to the Chairman of the Board.
Code of Ethics
          Bankshares’ Board of Directors has adopted a Code of Ethics that applies to all directors, executive officers and employees of Bankshares, the Bank and Alliance Insurance. A copy of the Code of Ethics will be provided, free of charge, upon written request made to the Secretary, Alliance Bankshares Corporation, 14200 Park Meadow Drive, Suite 200S, Chantilly, Virginia 20151. The Code of Ethics is also posted on Bankshares’ website at www.alliancebankva.com on the home page of the website.
Director Compensation
Director Compensation Table for 2008 (1)
          The following table provides compensation information for 2008, for each member of the Board of Directors.

	Fees Earned
	or		All Other
Name	Paid in Cash	Option Awards (2)	Compensation	Total
	($)	($)	($)	($)
Oliver T. Carr, III	$21,000	$11,553	$—	$32,553
William M. Drohan	$24,500	$11,824	$—	$36,324
Lawrence N. Grant	$21,000	$11,824	$—	$32,824
Harvey E. Johnson, Jr. (3)	$31,750	$11,824	$—	$43,574
Serina Moy	$22,750	$11,824	$—	$34,574
George S. Webb	$24,500	$11,824	$—	$36,324
Robert G. Weyers	$24,500	$11,824	$—	$36,324
Thomas P. Danaher (4)	$—	$—	$3,000	$3,000
Thomas A. Young, Jr.	Not eligible for	Not eligible for	Not eligible for	Not eligible for
Employee Director	compensation as a	compensation as a	compensation as a	compensation as a
	director.	director.	director.	director.

(1)	Bankshares’ non-employee directors are not eligible for non-equity incentive compensation, pension plan benefits or deferred compensation. As a result there is no reported compensation for Non-Equity Incentive Plan Compensation or Nonqualified Deferred Compensation Earnings.

(2)	Represents the amount of expense recognized in 2008 with respect to option awards for financial reporting purposes and therefore reflects awards granted prior to 2008. Please refer to note 24 to the Consolidated Financial Statements in Bankshares’ Annual Report on Form 10-K for the year ended December 31, 2008 for a detailed discussion of the assumptions used in the calculation of these amounts. As of December 31, 2008, the non-employee directors held the following options to purchase shares of common stock: Mr. Carr: 12,500, of which 1,875 were vested; Mr. Drohan: 33,391, of which 26,840 were vested; Mr. Grant: 49,591, of which 43,040 were vested; Mr. Johnson: 29,591, of which 23,040 were vested; Ms. Moy: 31,591, of which 25,040 were vested; Mr. Webb: 18,541, of which 11,990 were vested; Mr. Weyers: 49,591, of which 43,040 were vested; and Mr. Danaher (Chairman Emeritus): 44,591, of which 42,290 were vested.

(3)	Mr. Johnson passed away on March 12, 2009.

(4)	Thomas P. Danaher retired from the Board of Directors on January 26, 2006. As Chairman Emeritus, he is available for advice and counsel to members of the Board of Directors and the Senior Management Team. He is compensated $250 per month for these services.
          In accordance with its charter, the Compensation Committee is responsible for reviewing and recommending to the Board of Directors, compensation arrangements for non-employee directors. With the exception of Mr. Danaher, the current compensation arrangement as described below for our non-employee directors, has been in effect since January 1, 2006.
          For 2008, each non-employee director received an annual retainer of $9,000 and a monthly fee of $1,000 as compensation for the monthly Board meetings and participation in the various committee meetings. The Chairman of the Board of Directors also received an additional annual retainer of $9,000, the Co-Chairmen of the Audit Committee each received an additional annual retainer of $1,750, and the Chairman of the Loan Committee, Chairman of the ALCO Committee and Chairman of the Compensation Committee each received an additional annual retainer of $3,500. The Chairman Emeritus does not receive an annual retainer or monthly Board fee for participation in meetings but he receives a monthly fee of $250 for advice and consultation. Non-employee directors will receive the same compensation for Board service for 2009.
          Each non-employee director is also eligible to receive non-qualified stock option awards pursuant to Bankshares’ 1999 Stock Option Plan or 2007 Incentive Stock Plan, in the discretion of the Compensation Committee. No options were granted to the non-employee directors during 2008.
Interest of Management in Certain Transactions
          The Bank grants loans and letters of credit to its executive officers, directors and their affiliated entities. These loans are made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unrelated persons, and, in the opinion of management, do not involve more than normal risk or present other unfavorable features. The aggregate amount of such loans outstanding at December 31, 2008 and 2007 was approximately $1.9 million and $440,000, respectively. During 2008, new loans and line of credit advances to such related parties amounted to $1.7 million in the aggregate and payments amounted to $223,000 in the aggregate.
          The Bank also maintains deposit accounts with some of its executive officers, directors and their affiliated entities. The aggregate amount of these deposit accounts at December 31, 2008 and 2007 amounted to $2.5 million and $3.2 million, respectively.
          On November 17, 2005, the Bank acquired the Danaher Insurance Agency in Annandale, Virginia from Thomas Patrick Danaher (“Mr. Danaher”), the son of Danaher Insurance Agency founder and former Alliance Bankshares director and former Chairman of the Board (now Chairman Emeritus), Thomas P. Danaher. Pursuant to a Stock Purchase Agreement dated October 6, 2005, Alliance Bank paid Mr. Danaher $2,975,000 in cash (including escrows) in exchange for all of the issued and outstanding capital stock of Danaher Insurance. Under the Stock Purchase Agreement, Alliance Bank would pay up to an additional $225,000 to Mr. Danaher depending on the insurance operation’s earnings in calendar 2006 and 2007. In March 2007, after achieving the 2006 performance requirement, a payment of $112,500 was made to Mr. Danaher. In April 2008, after achieving the 2007 performance requirement, a payment of $112,500 was made to Mr. Danaher. As a result of the acquisition, Danaher Insurance has been renamed Alliance Insurance Agency, Inc. and is now a wholly-owned subsidiary of Alliance Bank, and Mr. Danaher, who was the president of Danaher Insurance has entered into an employment agreement with Alliance Insurance, dated as of November 15, 2005 and amended December 30, 2008, pursuant to which he serves as President of Alliance Insurance. The acquisition of the Danaher Insurance Agency was approved by the full Board of Directors.

          Under Bankshares’ Code of Ethics, all directors and employees (including the executive officers) are prohibited from having any direct or indirect financial or other participation in any business that competes with, supplies goods or services to, or is a customer of Bankshares. Bankshares’ President, Chief Financial Officer and Chairman of the Audit Committee are the Compliance Officers as identified in the Code of Ethics and are responsible for overseeing compliance with the Code of Ethics. These kinds of transactions are sometimes referred to as “related person transactions.”
          In addition, the Audit Committee is responsible for reviewing, approving and/or ratifying all related person transactions, other than related person transactions with respect to routine banking matters, which are reviewed in accordance with Regulation O and are not reviewed by the Audit Committee. The Audit Committee’s decision whether or not to approve or ratify a related person transaction will be made in light of the committee’s determination as to whether the transaction is or is not in the best interests of Bankshares. Where such transactions involve a director, the committee may also take into account the effect of the transaction on the director’s status as an independent member of the Board and eligibility to serve on Board committees under SEC and Nasdaq rules and regulations.
     The term “related person” generally means any of Bankshares’ directors or executive officers, nominees for director, persons known to own 5% or more of Bankshares’ common stock, and any member of the “immediate family” of such person.
     A “related person transaction” is generally an existing or proposed transaction in which Bankshares was or is to be a participant and the amount involved exceeds $120,000, and in which the related person had or will have a direct or indirect material interest. A related person transaction does not include:
▪	the payment of compensation by Bankshares to its executive officers or directors; or

▪	a transaction if the interest of the related person arises solely from the ownership of Bankshares’ common stock and all shareholders receive the same benefit on a pro-rata basis.
Executive Officers
          Information regarding Mr. Young, President and Chief Executive Officer, is presented above under Proposal One — Election of Directors.
          Paul M. Harbolick, Jr., CPA (49), is the Executive Vice President and Chief Financial Officer. Mr. Harbolick has 27 years of financial management experience. He served as Senior Vice President and Chief Financial Officer of Alliance Bank Corporation from October 1999, and of Alliance Bankshares Corporation since it was formed in May 2003, until September 2003, when he became Executive Vice President and Chief Financial Officer of both companies. He served as an Accounting Manager for Freddie Mac from March 1997 to October 1999. He was a Vice President with George Mason Bank from 1995 to 1997. Mr. Harbolick currently serves on the Board of Directors of INOVA Loudoun Hospital and on various committees of INOVA Health Systems.
          Frank H. Grace, III (50), is an Executive Vice President. He oversees the Private Client Services offered by Alliance Bank Corporation. Mr. Grace joined Alliance Bank Corporation in December 1999 to oversee the bank’s wealth management program. He has served as Senior Vice President of Alliance Bank Corporation from December 1999 and of Alliance Bankshares Corporation since it was formed in May 2003 until his promotion in 2007. He was appointed President of Alliance Home Funding in February 2005 and served in that role until December 2006, when the operations of the company were restructured. Mr. Grace has over 29 years of banking experience. Prior to joining Alliance, he spent 15 years with Wachovia Corporation and its predecessor organizations as a Vice President and Principal working in wealth management, cash management and retail programs. Mr. Grace is licensed under Series 24, 63, 66 and 7 arrangements to offer securities and brokerage advice to customers under a dual employment agreement with Linsco Private Ledger. He serves as a trustee of the Fairfax County Uniformed Retirement Board. In addition, he is active in a number of civic and nonprofit organizations.
          Craig W. Sacknoff (59), is an Executive Vice President in charge of Residential Real Estate Finance. He has worked for Alliance Bank Corporation since July 1998. He became a Senior Vice President of Alliance Bank Corporation when it opened in November 1998 and of Alliance Bankshares Corporation when it was formed in May 2003 and served in that capacity until his promotion in 2007. Mr. Sacknoff served as Vice President/Commercial Lending of Patriot National Bank from 1991 to 1998. Mr. Sacknoff has over 37 years of experience in banking including commercial, real estate, construction, mortgage and retail positions.
          John B. McKenney, III (55), is a Senior Vice President and Chief Credit Officer. He joined Alliance Bank Corporation in February 2004. Prior to joining Alliance Bankshares Corporation, Mr. McKenney served as Executive Vice President and officer in charge of the Specialized Corporate Banking Division at Signet Bank in Virginia. Mr. McKenney also served as President and CEO of Signet Bank for the Washington, D.C. regional area. In addition, he is active in a number of nonprofit organizations and serves as an advisory board member. Mr. McKenney has over 29 years of corporate banking experience.
          Thomas Patrick Danaher (50), is the President of Alliance Insurance Agency, Inc. Mr. Danaher was President and owner of Danaher Insurance Agency prior to its acquisition by the Bank in November 2005. The insurance agency has served the needs of clients in the Washington, D.C. area since 1963. Mr. Danaher is active in a number of organizations benefiting the needs of children. He has over 28 years of insurance experience.
EXECUTIVE COMPENSATION
          In this discussion, we give an overview and analysis of our compensation program and policies. Included in this discussion are certain tables containing specific information about the compensation earned or paid in 2007 and 2008 to Mr. Young, the Chief Executive Officer of Bankshares, Mr. Harbolick, the Chief Financial Officer, and the four other most highly compensated executive officers of Bankshares who received total compensation of $100,000 or more during the fiscal year ended December 31, 2008, who are referred to as our “named executive officers.”
Compensation Objectives
          The primary objective of the Compensation Committee of the Board of Directors with respect to executive compensation is to evaluate and reward senior executives for performance consistent with improving long-term shareholder value. The committee evaluates each executive’s individual performance along with his contribution to the overall organization. The CEO provides specific information to the committee relative to the performance of the other members of the senior management team. The core compensation philosophy maintained by the committee and the full Board of Directors is a reward system for achievement. Executives that achieve individual goals are eligible for certain financial rewards. Corporate achievement of organizational goals such as profitability, growth and market expansion warrant additional rewards.
          In setting compensation, the Compensation Committee reviews performance metrics (ROE, ROA, stock price, growth and other relevant financial metrics) and compensation practices (base salary, bonus, stock options, perquisites and employment agreements) of local community banking organizations in Virginia and Maryland. The Compensation Committee considers the information gathered during its committee meetings.
          In light of our organizational growth and maturity, the Compensation Committee decided to recommend beginning in 2007 that cash incentive compensation have a more formal link to performance. As a result, for 2007 and 2008 each senior executive had a portion of his cash incentive compensation tied directly to corporate performance.

Compensation Components and Committee Process
          The key components of our executive compensation program consist of base salary, annual cash bonus program, stock option awards, perquisites and employee benefits.
          The Compensation Committee recommends the level of compensation for each executive officer of Bankshares, the Bank and Alliance Insurance the granting of stock options, employment agreements and other remuneration plans for approval by the Board of Directors. The Compensation Committee is supported by members of management (Human Resources Director, Chief Financial Officer and Chief Executive Officer). These executive officers provide supporting information requested by the Compensation Committee. The Chief Executive Officer regularly attends the Compensation Committee meetings on an ex-officio basis. The Chief Executive Officer is always excused from the Compensation Committee meetings when his compensation or employment is discussed.
Base Salary
          The Compensation Committee believes that base salary for senior executive officers should be targeted at market competitive levels. Base salaries are reviewed annually and adjusted from time to time, based on our review of market data and assessment of Bankshares and individual senior executive performance. The base salaries of the named executive officers as of January 2, 2009 are as follows: Mr. Young $291,500, Mr. Harbolick $190,800, Mr. Grace $195,517, Mr. Sacknoff $172,963, Mr. McKenney $139,120 and Mr. Danaher $192,975.
Annual Cash Bonus Program
          The goal of the annual cash program in 2008 was to align annual cash bonus incentives with organizational performance. The 2008 annual cash bonus program had three key factors for each senior executive. The primary factor that affected the annual cash bonus awards for all senior executives was formal corporate performance. The core factor measures return on equity (ROE) of Bankshares. The executives were eligible for the performance portion of the annual cash incentive based on a sliding scale of ROE results. A second portion of the annual cash bonus program was based on individual performance. The senior executives were measured on achievement of non financial, individual and department goals. Each senior executive’s annual cash bonus was affected by the two factors listed above. In addition, certain senior executives have individual production based incentive factors. In 2008, Bankshares’ performance was impacted by the economy, business cycle, credit losses, OREO impacts, deposit declines and the negative impacts of fair value accounting. Thus, no cash bonuses were awarded to senior executives for the 2008 performance period.
Perquisites
          The Compensation Committee and the Board of Directors believe that reasonable perquisites are necessary to attract and retain talented executives. These perquisites include use of a company-provided automobile or a car allowance, dining club dues, country club dues and supplemental insurance as dictated by the employment agreements.
General Employee Benefits
          Bankshares offers competitive health, dental, disability and life insurance for all employees. The senior executives are eligible to participate in all of the above programs. In addition, the senior executives are eligible to receive matching 401(k) plan contributions on the same basis as other employees.

Summary Compensation Table for 2008 (1)
          The following table sets forth the compensation paid to or earned by Bankshares’ named executive officers for 2008 and 2007.

Name and			Bonus (2)	Option Awards (3)	All Other
Principal Position	Year	Salary ($)	($)	($)	Compensation ($)		Total ($)
Thomas A. Young, Jr. President and CEO	2008	$298,116	$—	$53,788	$24,256	(4)	$376,160

	2007	$285,274	$—	$45,441	$22,821		$353,536

Paul M. Harbolick, Jr. Executive Vice President and CFO	2008	$193,232	$—	$32,450	$14,547	(5)	$240,299

	2007	$191,231	$—	$27,826	$14,202		$233,259

Frank H. Grace, III Executive Vice President	2008	$201,189	$—	$26,688	$27,464	(6)	$255,341

	2007	$198,601	$—	$22,076	$31,491		$252,168

Craig W. Sacknoff Executive Vice President	2008	$172,357	$—	$26,688	$14,117	(7)	$213,162

	2007	$161,745	$—	$22,076	$13,849		$197,670

John B. McKenney, III
Senior Vice President and CCO	2008	$140,819	$—	$30,290	$—	(8)	$171,109

	2007	$138,800	$—	$20,819	$—	(8)	$159,619

Thomas Patrick Danaher
President, Alliance Insurance Agency, Inc.	2008	$192,742	$—	$20,926	$14,789	(9)	$228,457

	2007	$183,869	$—	$11,475	$14,104		$209,448

(1)	Bankshares’ named executive officers are not eligible for non-equity incentive compensation, pension plan benefits or deferred compensation. As a result, there is no reported compensation for Non-Equity Incentive Plan Compensation or Nonqualified Deferred Compensation Earnings.

(2)	Reflects amounts earned under the Annual Cash Bonus Plan.

(3)	Represents the amount of expense recognized in each of 2008 and 2007 with respect to option awards for financial reporting purposes and therefore reflects awards granted prior to the relevant year. Please refer to note 24 to the Consolidated Financial Statements in Bankshares’ Annual Report on Form 10-K for the year ended December 31, 2008 for a detailed discussion of the assumptions used in the calculation of these amounts.

(4)	Represents $15,228 in automobile expenses(10), $2,304 in club dues, $3,108 in supplemental insurance costs and $3,616 in 401(k) matching contributions.

(5)	Represents $4,200 in automobile expenses(10), $5,724 in club dues and $4,623 in 401(k) matching contributions.

(6)	Represents $9,432 in automobile expenses(10), $17,824 in club dues and $208 in supplemental insurance cost related to Mr. Grace’s golf club membership.

(7)	Represents $8,808 in automobile expenses (10) and $5,309 in 401(k) matching contributions.

(8)	Mr. McKenney did not receive any perquisites in 2008 or 2007.

(9)	Represents $9,000 in automobile expenses (10) and $5,789 in 401(k) matching contributions.

(10)	Automobile expenses reflect either the amount of the automobile allowance provided to the named executive officer or the aggregate incremental cost to Bankshares of providing an automobile to the named executive officer. The aggregate incremental cost to Bankshares of a named executive officer’s use of a company-provided automobile was determined based upon the vehicle’s lease cost.
Stock Option Awards
          The Compensation Committee, the Board of Directors and senior management believe aligning the long term interests of key employees, directors and senior management with shareholders is a key ingredient in the formula for organizational success. Over the years the Board of Directors and/or the Compensation Committee have granted stock option awards under the 1999 Stock Option Plan and the 2007 Incentive Stock Plan to align the long-term interests of key employees, directors and senior management with shareholders. The Compensation Committee has also delegated to the President and CEO authority to issue stock option awards to non-senior manager employees of Bankshares to align their respective interests with shareholders. The CEO may grant options to employees as necessary to recruit potential employees or to retain existing employees. Although the CEO has authority to grant the options as necessary, grants of more than 10,000 options are reviewed with the Compensation Committee prior to the grant issuance.
          Stock option awards have traditionally been granted to employees with terms of ten years and a vesting schedule of four years. The typical vesting schedule is 15% vesting after the first year, 20% vesting after the second year, 25% vesting after the third year and the final 40% vesting after the fourth year. Stock option awards are granted at fair market value on the date of grant, which has been determined by the Compensation Committee as the closing market price on the date of grant. With the exception of option awards granted to new hires and any stock options granted to non-senior manager employees by the CEO, stock option grants by the Compensation Committee have traditionally been made at the committee’s periodic meetings. The committee’s schedule is determined in advance, and the proximity of any equity awards to the release of earnings announcements or other material news events is coincidental.

Outstanding Equity Awards at 2008 Fiscal Year-End
          The following table provides information with respect to outstanding option awards held by the named executive officers at December 31, 2008. Bankshares has not issued any restricted stock.

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option	Option
	Options	Options	Exercise	Expiration
Name	Exercisable (#)	Unexercisable (#)	Price ($)	Date (1)
Thomas A. Young, Jr.	25,875	—	$3.87	9/15/2009
	17,250	—	$4.64	6/26/2012
	34,500	—	$9.66	5/28/2013
	5,175	—	$6.48	1/31/2013
	41,400	—	$16.49	1/2/2014
	8,280	5,520	$14.00	12/30/2015
	1,500	8,500	$15.38	3/26/2017
	3,750	21,250	$9.80	9/26/2017

Paul M. Harbolick, Jr.	10,350	—	$3.87	10/25/2009
	10,350	—	$4.25	3/29/2011
	8,625	—	$4.64	6/26/2012
	17,250	—	$9.66	5/28/2013
	2,588	—	$6.48	1/31/2013
	27,600	—	$16.49	1/2/2014
	5,520	3,680	$14.00	12/30/2015
	1,050	5,950	$15.38	3/26/2017
	1,875	10,265	$9.80	9/26/2017

Frank H. Grace, III	17,250	—	$9.66	5/28/2013
	3,450	—	$13.16	8/29/2013
	21,275	—	$16.49	1/2/2014
	2,760	1,840	$14.00	12/30/2015
	1,050	5,950	$15.38	3/26/2017
	1,875	10,265	$9.80	9/26/2017

Craig W. Sacknoff	25,875	—	$3.87	9/15/2009
	8,625	—	$4.64	6/26/2012
	17,250	—	$9.66	5/28/2013
	2,588	—	$6.48	1/31/2013
	21,275	—	$16.49	1/2/2014
	2,760	1,840	$14.00	12/30/2015
	1,050	5,950	$15.38	3/26/2017
	1,875	10,265	$9.80	9/26/2017

John B. McKenney, III	11,500	—	$16.13	2/24/2014
	5,750	—	$13.07	1/4/2015
	4,485	2,990	$14.00	12/30/2015
	1,050	5,950	$15.38	3/26/2017
	1,875	10,265	$9.80	9/26/2017

Thomas Patrick Danaher	1,050	5,950	$15.38	3/26/2017
	1,875	10,265	$9.80	9/26/2017

(1)	Each of these options expires ten years after the date of grant. The unexercisable options vest on a four year schedule from the date of grant, 15% vesting after first year, 20% after the second year, 25% after the third year and the remaining 40% after the fourth year.
Employment and Change in Control Agreements
          We have entered into employment agreements with each of the named executive officers. We believe employment agreements are necessary to attract and retain talented executive officers in our industry. In addition, we believe employment agreements with the named executive officers are appropriate because they clarify the terms of the executives’ employment and ensure that Bankshares and its subsidiaries are protected by non-compete, non-solicitation and non-disclosure provisions in the event the executives leave the organization.
          Our senior management has contributed significantly to Bankshares’ success, and we believe that it is important to protect them in the event of a change in control. Further, it is Bankshares’ belief that the interests of shareholders will be best served if the interests of senior executives are aligned with the interests of shareholders, and providing change in control benefits should eliminate or substantially reduce any reluctance on the part of executive officers, because of the risk of losing their employment, to pursue potential change in control transactions that may be in the best interests of shareholders. Such arrangements also should keep executive officers focused on operating the business during any period of uncertainty associated with transaction that would result in a change in control. Each of the employment agreements for the named executive officers contains change in control provisions. Unlike the accelerated vesting of equity awards under the 1999 Stock Option Plan and the 2007 Incentive Stock Plan, these change in control benefits have a “double trigger,” which means that the benefits under these provisions are payable only if employment is terminated after consummation of a transaction that constitutes a change in control.
          Mr. Young’s employment agreement was replaced on April 23, 2008, effective as of May 1, 2008. Mr. Danaher’s employment agreement has been in place since 2005. Mr. McKenney’s employment agreement was entered into effective as of March 1, 2007. The employment agreements of Messrs. Harbolick, Grace and Sacknoff were amended and restated effective as of March 1, 2007. On December 30 2008, Bankshares entered into amended employment agreements with each of Messrs. Young, Harbolick, Grace, Sacknoff, McKenney and Danaher primarily to comply with the rules concerning deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended.
          Thomas A. Young, Jr., President & CEO of Alliance Bankshares and Alliance Bank, is employed under a three-year employment agreement effective as of May 1, 2008, amended on December 30, 2008 and currently in effect until May 1, 2011. The agreement provides for an automatic one-year renewal each May 1 subject to a requirement of 60 days’ notice in the event of nonrenewal by either party. The agreement provides for an initial annual base salary with an opportunity for base salary increases and bonuses at the discretion of the Board of Directors. Effective as of May 1, 2008, Mr. Young’s annual base salary is $291,500. Mr. Young is eligible for the usual and customary employee benefits from the company including life and disability insurance, plus two additional life insurance policies in the amount of $300,000 each. In addition, the agreement provides that the company will reimburse Mr. Young for reasonable and customary business expenses incurred by him, and will provide an allowance of up to $1,400 per month for the lease of a car for Mr. Young and will pay or reimburse Mr. Young for all maintenance, insurance, fuel and taxes on such car. If Mr. Young’s employment is terminated by the company other than for cause (as defined in the agreement) or is terminated by Mr. Young for good reason (as defined in the agreement), Mr. Young will be entitled to continue receiving his then current base salary for the greater of the remainder of his contract term or twelve months. If within one year after a change in control (as defined in the agreement), Mr. Young’s employment is terminated by the company other than for cause or is terminated by Mr. Young for good reason, Mr. Young will receive up to 2.99 times his average taxable income from the company for the five calendar years immediately preceding the calendar year of the change in control (with compensation for any partial year of employment annualized) (the “5-year average taxable compensation”), payable in equal monthly installments over three years, limited in any event to the maximum payment which could be made without any payment being considered an excess parachute payment under section 280G of the Internal Revenue Code. Additionally, Mr. Young is subject to non-disclosure commitments and to non-compete commitments within a defined geographic area and non-solicitation commitments for a period of twelve months following termination of his employment.
          Paul M. Harbolick, Jr., Executive Vice President & CFO of Alliance Bankshares and Alliance Bank, is employed under an amended and restated employment agreement, originally effective March 1, 2003, amended and restated March 1, 2007, amended on December 30, 2008 and currently in effect until March 1, 2010. The agreement provides for an automatic one-year renewal each March 1 subject to a requirement of 60 days’ notice in the event of nonrenewal by either party. The agreement provides for an initial annual base salary with an opportunity for base salary increases and bonuses at the discretion of the Board of Directors. Mr. Harbolick’s current annual base salary is $190,800. Mr. Harbolick is eligible for the usual and customary employee benefits from the company including life and disability insurance. In addition, the agreement provides that the company will reimburse Mr. Harbolick for reasonable and customary business expenses incurred by him, will provide a country club allowance of up to $457 per month (as subsequently increased by the Board), and will provide an automobile allowance of $350 per month. If Mr. Harbolick’s employment is terminated by the company other than for cause (as defined in the agreement) or is terminated by Mr. Harbolick for good reason (as defined in the agreement), Mr. Harbolick will be entitled to continue receiving his then current base salary for the greater of the remainder of his contract term or twelve months. If within one year after a change in control (as defined in the agreement), Mr. Harbolick’s employment is terminated by the company other than for cause or is terminated by Mr. Harbolick for good reason, Mr. Harbolick will receive an amount equal to two years’ compensation (defined as annual base salary plus the average of his last three years’ bonuses) payable in equal monthly installments over two years. Additionally, Mr. Harbolick is subject to non-disclosure commitments and to non-compete commitments within a defined geographic area and non-solicitation commitments for a period of twelve months following termination of his employment.
          Frank H. Grace, III, Executive Vice President of Alliance Bank, is employed under an amended and restated employment agreement, originally effective January 13, 2004, amended and restated on March 1, 2007, amended on December 30, 2008 and currently in effect until March 1, 2010. The agreement provides for an annual automatic one year renewal each March 1 subject to a requirement of 60 days’ notice in the event of nonrenewal by either party. The agreement provides for an initial annual base salary with an opportunity for base salary increases and bonuses at the discretion of the Board of Directors. The agreement further provides that a certain portion of any annual bonus will be used to pay down the balance on the loan that Mr. Grace entered into in connection with his golf club membership. Mr. Grace’s current annual base salary is $195,517. Mr. Grace is eligible for the usual and customary employee benefits from the company including life and disability insurance. In addition, the agreement provides that the company will reimburse Mr. Grace for reasonable and customary business expenses incurred by him and will lease a car for Mr. Grace with a lease payment of up to $786.40 per month and will pay or reimburse Mr. Grace for all maintenance, insurance, fuel and taxes on such car. The agreement further provides that the company will provide monthly dues for Mr. Grace to use a dining club and a golf club. If Mr. Grace’s employment is terminated by the company other than for cause (as defined in the agreement) or is terminated by Mr. Grace for good reason (as defined in the agreement), Mr. Grace will be entitled to continue receiving his then current base salary for the greater of the remainder of his contract term or twelve months. If within one year after a change in control (as defined in the agreement), Mr. Grace’s employment is terminated by the company other than for cause or is terminated by Mr. Grace for good reason, Mr. Grace will receive 1.5 times his 5-year average taxable compensation, payable in equal monthly installments over eighteen months. In addition, if after a change in control, Mr. Grace terminates his employment for good reason, the company will pay him one-half of the remaining balance on the loan, including principal and interest, that he entered into in connection with his golf club membership. Additionally, Mr. Grace is subject to non- disclosure commitments and to non-compete commitments within a defined geographic area and non-solicitation commitments for a period of twelve months following termination of his employment. As of December 31, 2008, the entire balance of the loan that Mr. Grace entered into in connection with his golf club membership had been repaid.
          Craig W. Sacknoff, Executive Vice President of Alliance Bank, is employed under an amended and restated employment agreement, originally effective March 1, 2003, amended and restated March 1, 2007, amended on December 30, 2008 and currently in effect until March 1, 2010. The agreement provides for an automatic one-year renewal each March 1 subject to a requirement of 60 days’ notice in the event of nonrenewal by either party. The agreement provides for an initial annual base salary with an opportunity for base salary increases and bonuses at the discretion of the Board of Directors. Mr. Sacknoff’s current annual base salary is $172,963. Mr. Sacknoff is eligible for the usual and customary employee benefits from the company including life and disability insurance. In addition, the agreement provides that the company will reimburse Mr. Sacknoff for reasonable and customary business expenses incurred by him and will lease a car for Mr. Sacknoff with a lease payment of up to $734.05 per month (as subsequently increased by the Board) and will pay or reimburse Mr. Sacknoff for all maintenance, insurance, fuel and taxes on such car. If Mr. Sacknoff’s employment is terminated by the company other than for cause (as defined in the agreement) or is terminated by Mr. Sacknoff for good reason (as defined in the agreement), Mr. Sacknoff will be entitled to continue receiving his then current base salary for the greater of the remainder of his contract term or twelve months. If within one year after a change in control (as defined in the agreement), Mr. Sacknoff’s employment is terminated by the company other than for cause or is terminated by Mr. Sacknoff for good reason, Mr. Sacknoff will receive 1.5 times his 5-year average taxable compensation, payable in equal monthly installments over eighteen months. Additionally, Mr. Sacknoff is subject to non-disclosure commitments and to non-compete commitments within a defined geographic area and non-solicitation commitments for a period of twelve months following termination of his employment.
          John B. McKenney, III, Senior Vice President and Chief Credit Officer of Alliance Bank, is employed under a one-year employment agreement, effective March 1, 2007, amended on December 30, 2008 and currently in effect until March 1, 2010. The agreement provides for an annual automatic one year renewal each March 1 subject to a requirement of 60 days’ notice in the event of nonrenewal by either party. The agreement provides for an initial annual base salary with an opportunity for base salary increases and bonuses at the discretion of the Board of Directors. Mr. McKenney’s current annual base salary is $139,120. Mr. McKenney is eligible for the usual and customary employee benefits from the company including life and disability insurance. In addition, the agreement provides that the company will reimburse Mr. McKenney for reasonable and customary business expenses incurred by him. If Mr. McKenney’s employment is terminated by the company other than for cause (as defined in the agreement) or is terminated by Mr. McKenney for good reason (as defined in the agreement), Mr. McKenney will be entitled to continue receiving his then current base salary for the greater of the remainder of his contract term or twelve months. If within one year after a change in control (as defined in the agreement), Mr. McKenney’s employment is terminated by the company other than for cause or is terminated by Mr. McKenney for good reason, Mr. McKenney will receive 1.5 times his 5-year average taxable compensation, payable in equal monthly installments over eighteen months. Additionally, Mr. McKenney is subject to non-disclosure commitments and to non-compete commitments within a defined geographic area and non-solicitation commitments for a period of twelve months following termination of his employment.
          Thomas P. Danaher, President of Alliance Insurance Agency, Inc., is employed under an employment agreement, originally entered into between Mr. Danaher and Thomas P. Danaher and Company, Inc. (now Alliance Insurance Agency, Inc.), effective November 15, 2005 and amended December 30, 2008, which is in effect until September 30, 2009. The agreement provides for an annual automatic one year renewal each September 30 subject to a requirement of 90 days’ notice in the event of nonrenewal by either party. The agreement was amended on December 30, 2008. The agreement provides for an initial annual base salary with an opportunity for base salary increases and bonuses at the discretion of the Board of Directors. Mr. Danaher’s current annual base salary is $192,975. Mr. Danaher is eligible for the usual and customary employee benefits from the company including disability insurance. In addition, the agreement provides that the company will reimburse Mr. Danaher for reasonable and customary business expenses incurred by him, will provide an automobile allowance for Mr. Danaher of up to $750 per month and will pay or reimburse Mr. Danaher for all maintenance, insurance, fuel and taxes on such car. If Mr. Danaher’s employment is terminated by the company other than for cause (as defined in the agreement) or is terminated by Mr. Danaher for good reason (as defined in the agreement), Mr. Danaher will be entitled to continue receiving his then current base salary for the greater of the remainder of his contract term or twelve months. If within one year after a change in control (as defined in the agreement), Mr. Danaher’s employment is terminated by the company other than for cause or is terminated by Mr. Danaher for good reason, Mr. Danaher will receive eighteen months’ salary based on his then current base salary, payable in equal monthly installments over eighteen months. Additionally, Mr. Danaher is subject to a non-compete commitment within a defined geographic area for a period of twelve months following termination of his employment if and only if employment is terminated by the company other than for cause or is terminated by Mr. Danaher for good reason within one year after a change in control (as defined in the agreement), or for a period of three years following termination of his employment if employment is terminated for any other reason.
          The definitions of “cause,” “good reason” and “change in control” under these employment agreements are discussed under “Potential Payments Upon Termination or Change in Control” below.
Potential Payments Upon Termination or Change in Control
          Pursuant to the terms of their employment agreements and the terms of their outstanding stock options under Bankshares’ stock option plans, the named executive officers are entitled to certain payments or benefits upon a change in control or in connection with certain termination events.
Employment Agreements
Compensation to be Paid Upon Termination For Cause
          Under the employment agreements, in the event the company terminates the executive’s employment for cause, the executive is not entitled to any compensation or benefits from the company following the date of termination. Termination for cause would require purposeful and/or serious wrongdoing on the part of the executive which reflected poorly on his integrity or moral character or which resulted in a breach of certain commitments he had made to the company.
Compensation to be Paid Upon Death
          Under the employment agreements, if the executive dies while he is employed by the company, his employment agreement will terminate but the company pays to his estate that portion of his salary which he would have earned through the end of the month in which his death occurs, as well as that portion of his annual cash bonus, if any, which he had accrued through the end of the month in which his death occurs. In addition, the company will pay the premiums on a group life insurance policy which will entitle the executive’s beneficiaries to a death benefit equal to twice the executive’s base salary. In the case of Mr. Young, the company will also pay the premiums on two additional life insurance policies providing a death benefit equal to $300,000 each.
Compensation to be Paid Upon Termination Without Cause or for Good Reason
          Under certain circumstances, either the executive or the company may desire to end his employment for a reason which is not set forth above. Among other events in this category, the company may terminate the executive’s employment even if he has done nothing wrong, the executive may resign from the company based on a “good reason,” or the company may determine that an executive is unable to continue working for the company due to disability. Under the employment agreements, termination of an executive for any reason other than for cause or as a result of the executive’s death will entitle the executive to receive termination compensation from the company. If the executive decides to terminate his employment, then he is only entitled to receive termination compensation payments if he does so for “good reason,” which means the company has changed certain aspects of his employment in a significant way that is not acceptable to him or otherwise fails to fulfill a commitment the company had made to him. In each of these circumstances, for each month until the end of the term of the executive’s employment agreement, or for twelve months following the date of termination if longer, the company will pay to the executive an amount equal to one-twelfth of the annual salary which he was earning immediately before the termination. In the event that the executive breaches the confidentiality, non-disclosure or non-competition commitments which he made to the company in his employment agreement, then the company will no longer be required to make these payments. These commitments generally last for twelve months after termination of employment.
Compensation to be Paid upon Change in Control
          Under the employment agreements, a change in control is a significant change in the company’s business or management that fits into one of these categories: (1) another party becomes the owner of enough of the company’s securities to control at least 50% of the voting power under certain circumstances; or (2) as a result of certain transactions, and within two years of the occurrence of such transactions, the people who formerly constituted a majority of the Board no longer constitute a majority of the Board. The executive’s employment agreements provide that any successor to the company, including an entity that becomes a successor as a result of a change of control, must assume and agree to perform the company’s obligations to the executives under the individual employment agreements. If a successor does not assume and agree to perform the company’s obligations under the individual employment agreements, then the executives will be entitled to terminate their employment for good reason and to receive the termination compensation described above. In the case of Mr. Young, if within one year after a change in control (as defined in the agreement) his employment is terminated by the company other than for cause or he resigns for good reason, Mr. Young will receive up to 2.99 times his 5-year average taxable compensation, payable in equal monthly installments over three years, limited in any event to the maximum payment which could be made without any payment being considered an excess parachute payment under section 280G of the Internal Revenue Code. In the case of Mr. Harbolick, if within one year after a change in control he is terminated without cause or he resigns for good reason, he will be entitled to an amount equal to two times his “compensation” (defined in the agreement as current base salary plus the average of the last three years’ bonus payments), payable in equal monthly installments over two years. In the case of Messrs. Grace, Sacknoff and McKenney, if within one year after a change in control, the executive officer is terminated without cause or he resigns for good reason, he will be entitled to an amount equal to 1.5 times his 5-year average taxable compensation, payable in equal monthly installments over eighteen months. In the case of Mr. Danaher, if within one year after a change in control, his employment is terminated without cause or he resigns for good reason, he will be entitled to an amount equal to eighteen months’ salary based on his then current base salary, payable in equal monthly installments over eighteen months.
          In the case of Mr. Grace, if after a change in control, Mr. Grace terminates his employment for good reason, the Bank will pay him an additional severance payment in an amount equal to 50% of the remaining balance on the loan, including principal and interest, that he entered into in connection with his membership in a golf club. As of December 31, 2008, the entire balance of the loan that Mr. Grace entered into in connection with his golf club membership had been repaid.
Stock Options
          The 1999 Stock Option Plan provides for the grant of stock options to our directors, consultants and key employees. The 2007 Incentive Stock Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units and stock awards to our key employees, non-employee directors and non-employee service providers. As of June 8, 2009, only stock options have been granted under the 2007 Incentive Stock Plan.
          Once granted under either the 1999 Stock Option Plan or the 2007 Incentive Stock Plan, options can be exercised to purchase Bankshares’ common stock only in accordance with a vesting schedule stated in each option award agreement and with the other terms of the individual grant. The following summarizes the treatment of stock options upon certain events under the 1999 Stock Option Plan and the 2007 Incentive Stock Plan.

Treatment of Stock Options Upon Termination For Cause
          Under both the 1999 Stock Option Plan and the 2007 Incentive Stock Plan, if a person’s employment or service is terminated by us for cause, all of his stock options which have not been exercised will immediately be forfeited. The definition of “cause” under the 1999 Stock Option Plan is substantially similar to the definition of “cause” in the employment agreements described above. The definition of “cause” under the 2007 Incentive Stock Plan is substantially the same as the definition of “cause” in the 1999 Stock Option Plan, with the exception that the definition of “cause” under the 2007 Incentive Stock Plan expressly refers to Bankshares’ subsidiaries.
Treatment of Stock Options Upon Death or Incapacity
          Under both the 1999 Stock Option Plan and the 2007 Incentive Stock Plan, if a participant who has received stock options dies while he is working for or providing services to the company or one of its subsidiaries, his legal representative (usually his executor or administrator) has twelve months to exercise those vested options which the deceased person could have exercised as of the date of his death. Under both the 1999 Stock Option Plan and the 2007 Incentive Stock Plan, if a participant who has received stock options becomes incapacitated while he is working for or providing services to the company or one of its subsidiaries, his guardian or legal representative also has twelve months following the date of incapacity to exercise those vested options which the incapacitated person could have exercised as of the date of his incapacitation. After the 12-month period, any options which have not been exercised will be forfeited.
Treatment of Stock Options Upon Termination for Any Other Reason
          The employment or service of a person may end for a reason other than those set forth above. Under both the 1999 Stock Option Plan and the 2007 Incentive Stock Plan, if termination occurs for any other reason, such as retirement or resignation, a participant who has received stock options has three months to exercise those vested options which he could have exercised as of the date his employment or service ended. After the three-month period, any options which have not been exercised will be forfeited.
Treatment of Stock Options Upon Change in Control
          Under the 1999 Stock Option Plan, a change in control is a significant change in our business that fits into one of these categories: (1) Bankshares transfers all or almost all of its assets to another party; (2) another party becomes the owner of more than 50% of Bankshares’ stock; or (3) Bankshares is involved in a reorganization, a consolidation, or a merger with another party. If a change in control occurs, then, regardless of the usual vesting schedule, an employee who has received stock options may exercise all of his options, as long as the parties who own Bankshares’ common stock immediately before the change in control are not the same parties who hold, either directly or indirectly, a majority of the common stock of the acquiring party involved in the change in control. If a change in control occurs, the committee appointed by the Board to administer the 1999 Stock Option Plan may also take steps to protect those people who have received options, including (i) changing the exercise dates or termination dates of the options so that a person may exercise his options before the change in control; (ii) canceling the options a person has received and instead paying him cash in an amount equal to the fair market value of the stock on the day the change in control occurs, minus the exercise price he would have had to pay to exercise the options; or (iii) canceling the options a person has received and arranging for him to receive equivalent options to purchase the stock of the acquiring party involved in the change in control, so long as he receives substantially the same treatment under the substituted options that he would have received under the original options. The Board may also take other steps in addition to or instead of the steps set forth above to protect those people who have received options under the 1999 Stock Option Plan.
          Under the 2007 Incentive Stock Plan, a change in control is a significant change in our business that fits into one of these categories: (1) another party becomes the owner of 25% or more of Bankshares’ stock; (2) within any two-year period, the composition of the Board changes so that the directors who formerly constituted the Board no longer constitute a majority of the Board and the new directors were not approved by a sufficient number of former directors; (3) as a result of a merger or consolidation, Bankshares ceases to exist or Bankshares’

stock is converted into other property; (4) as a result of a merger or consolidation, Bankshares continues to exist but the holders of Bankshares’ stock immediately prior to the transaction do not own at least 51% of Bankshares’ stock immediately following the transaction; (5) Bankshares transfers all or almost all of its assets to another party; or (6) Bankshares’ shareholders approve the liquidation or dissolution of the company. If a change in control occurs, then, regardless of the usual vesting schedule, a participant who has received stock options may exercise all of his options. If a change in control occurs, the committee appointed by the Board to administer the 2007 Incentive Stock Plan may also take steps to protect those people who have received options, including (i) changing the exercise dates or termination dates of the options so that a person may exercise his options before the change in control; (ii) canceling the options a person has received and instead paying him cash in an amount which could have been obtained upon the exercise of the option, had the option been currently exercisable; (iii) adjusting the option in an appropriate way to reflect the change in control; or (iv) causing the outstanding options to be assumed, or new rights substituted for those options, by the acquiring or surviving party involved in the change in control.
          The table below reflects potential payments to each of our named executive officers in the event of a termination of the named executive officer’s employment with us, whether due to retirement, death, disability, termination for cause, termination with good reason, or termination in connection with a change in control. The amounts shown assume in each case that the change in control or termination occurred on December 31, 2008, and that the relevant stock price was $1.39, which was the closing price of Bankshares’ common stock on December 31, 2008.

			Involuntary
			Termination
		Involuntary	Without
		Termination	Cause or		Involuntary
		Without	Voluntary		Termination
		Cause or	Termination		for Cause or
		Voluntary	for Good		Voluntary
		Termination	Reason after		Termination
		for Good	Change in	Normal	without
Name	Benefit	Reason	Control	Retirement	Good Reason	Death		Disability
Thomas A. Young, Jr.	Severance Payments	$291,500 (4)	$939,790 (5)	$—	$—	$—	(2)	$—
	Stock Option
	Vesting (1)	$—	$—	$—	$—	$—		$—
	Supplemental Life
	Insurance	$—	$—	$—	$—	$600,000	(3)	$—
	Total Value	$291,500	$939,790	$—	$—	$600,000		$—
Paul M. Harbolick, Jr.	Severance Payments	$190,800 (4)	$381,600	$—	$—	$—	(2)	$—
	Stock Option
	Vesting (1)	$—	$—	$—	$—	$—		$—
	Total Value	$190,800	$381,600	$—	$—	$—		$—
Frank H. Grace, III	Severance Payments	$195,517 (4)	$293,276	$—	$—	$—	(2)	$—
	Stock Option
	Vesting (1)	$—	$—	$—	$—	$—		$—
	Total Value	$195,517	$293,276	$—	$—	$—		$—
Craig W. Sacknoff	Severance Payments	$172,963 (4)	$259,445	$—	$—	$—	(2)	$—
	Stock Option
	Vesting (1)	$—	$—	$—	$—	$—		$—
	Total Value	$172,963	$259,445	$—	$—	$—		$—

Involuntary
Termination
		Involuntary	Without
		Termination	Cause or		Involuntary
		Without	Voluntary		Termination
		Cause or	Termination		for Cause or
		Voluntary	for Good		Voluntary
		Termination	Reason after		Termination
		for Good	Change in	Normal	without
Name	Benefit	Reason	Control	Retirement	Good Reason	Death		Disability
John B. McKenney, III	Severance Payments	$139,120	$208,680	$—	$—	$—	(2)	$—
Stock Option
	Vesting (1)	$—	$—	$—	$—	$—		$—
	Total Value	$139,120	$208,680	$—	$—	$—		$—
Thomas Patrick	Severance Payments	$192,975 (4)	$289,463	$—	$—	$—	(2)	$—
Danaher	Stock Option
	Vesting (1)	$—	$—	$—	$—	$—		$—
	Total Value	$192,975	$289,463	$—	$—	$—		$—

(1)	No amounts are reflected related to the accelerated vesting of unvested stock options because all unvested stock options were “out of the money” as of December 31, 2008.

(2)	Because the table assumes termination as of December 31, 2008, no amounts are reflected for payment of base salary earned through the end of the month in which death occurs.

(3)	Reflects life insurance proceeds payable to the named executive officer’s estate.

(4)	Reflects amount as a lump sum payment.

(5)	These amounts may be reduced in order to avoid excess parachute payments under Section 280G of the Internal Revenue Code, in accordance with the named executive officer’s employment agreement.
          The above table does not include benefits to which all salaried employees are entitled (such as life insurance) or the company’s 401(k) Plan benefits that would be paid to a named executive officer, except to the extent that the named executive officer is entitled to an additional or accelerated benefit as a result of the termination or change in control. In addition, the table does not include the value of vested but unexercised stock options as of December 31, 2008. The footnotes to the table describe the assumptions used in estimating the amounts set forth in the table. Because the payments to be made to a named executive officer depend on several factors, the actual amounts to be paid out upon a named executive officer’s termination of employment can only be determined at the time of the executive’s separation from us.

REPORT OF THE AUDIT COMMITTEE
          The Audit Committee of the Board of Directors consists entirely of directors who meet the independence requirements of the listing standards of Nasdaq and SEC regulations applicable to audit committee members.
          The Audit Committee assists the Board in overseeing and monitoring the integrity of Bankshares’ financial reporting process, its compliance with legal and regulatory requirements and the quality of its internal and external audit processes. The role and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board. The Audit Committee reviews and reassesses the charter annually and recommends any changes to the Board for approval. The Board, with the recommendation of the Audit Committee, most recently amended the charter in 2004 to reflect the relevant provisions of the Sarbanes-Oxley Act and related Nasdaq rules.
          The Audit Committee is responsible for overseeing Bankshares’ overall financial reporting process. In fulfilling its oversight responsibilities for the financial statements for fiscal year 2008, the Audit Committee:
•	Reviewed and discussed the annual audit process and the audited financial statements for the fiscal year ended December 31, 2008 with management and Yount, Hyde & Barbour, P.C. (“YHB”), Bankshares’ independent accountants;

•	Discussed with management and YHB the adequacy of Bankshares’ system of internal controls;
•	Discussed with YHB the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, relating to the conduct of the audit, including YHB’s judgments about the quality, not just the acceptability, of Bankshares’ accounting principles and underlying estimates in Bankshares’ consolidated financial statements; all critical accounting policies and practices to be used; all alternative treatments within generally accepted accounting principles for policies and practices related to material terms that have been discussed with management of Bankshares; and other material written communication between the independent accountants and Bankshares’ management, such as any management letter or schedule of unadjusted differences; and

•	Received written disclosures and the letter from YHB required by applicable requirements of the Public Company Accounting Oversight Board regarding YHB’s communications with the audit committee concerning independence. The Audit Committee also discussed with YHB its independence.
          The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the Audit Committee determined appropriate.
          As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its general oversight of Bankshares’ financial reporting, internal controls and audit functions. Management is responsible for the preparation, presentation and integrity of Bankshares’ financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.
          Based on the Audit Committee’s review of the audited financial statements and discussions with management and YHB, the Audit Committee recommended to the Board that the audited financial statements be included in Bankshares’ Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC.
Audit Committee
Serina Moy, Chairperson
William M. Drohan
Robert G. Weyers

Principal Accountant Fees and Services
          The following table presents the fees for professional audit services rendered by Yount, Hyde & Barbour, P.C. for the audit of Bankshares’ consolidated financial statements for the fiscal years ended December 31, 2008 and 2007, and fees billed for other services rendered by Yount, Hyde & Barbour, P.C. during those periods. All services reflected in the following table for 2008 and 2007 were pre-approved in accordance with the policy of the Audit Committee of the Board of Directors.

Year Ended December 31,	2008	2007
Audit Fees (1)	$103,295	$173,450

Audit Related Fees (2)	9,340	11,650

Tax Fees (3)	8,200	6,350

All Other Fees	—	—

Total	$120,835	$191,450

(1)	Audit fees consist of audit and review services, report on internal control over financial reporting (2007 only) and review of documents filed with the SEC.

(2)	Audit related fees consist of pre-approved consultation concerning financial accounting and reporting standards, Public Funds agreed upon procedures and agreed upon procedures for ACH compliance.

(3)	Tax fees consist of preparation of Federal and State income tax returns and consultation regarding tax compliance issues.
          The Audit Committee has determined that the provision by Yount, Hyde & Barbour, P.C. of the non-audit services referred to above is compatible with the maintenance of that firm’s independence.
Pre-Approval Policies
          Pursuant to the terms of its charter, the Audit Committee is responsible for the appointment, compensation and oversight of the work performed by Bankshares’ independent accountants. The Audit Committee, or a designated member of the Audit Committee, must pre-approve all audit (including audit-related) and non-audit services performed by the independent accountants in order to ensure that the provisions of such services does not impair the accountants’ independence. The Audit Committee had delegated interim pre-approval authority to Mr. Johnson, former Co-Chairman of the Audit Committee, and subsequently delegated such authority to Ms. Moy, current Chairperson of the Audit Committee. Any interim pre-approval of permitted non-audit services is required to be reported to the Audit Committee at its next scheduled meeting. In addition, pre-approved research and consultation fees requested by management may be performed throughout the engagement year not to exceed $5,000.

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
          The Audit Committee has appointed Yount, Hyde & Barbour, P.C. as Bankshares’ independent registered public accounting firm for the fiscal year ending December 31, 2009. Yount, Hyde & Barbour, P.C. rendered audit services to Bankshares for the fiscal year ended December 31, 2008. These services consisted primarily of the examination and audit of Bankshares’ financial statements, tax reporting assistance, and other audit and accounting matters. In the event that the appointment of Yount, Hyde & Barbour, P.C. is not ratified by shareholders at the Annual Meeting, the Audit Committee will consider making a change in the independent registered public accounting firm for 2010.
          Representatives of Yount, Hyde & Barbour, P.C. are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to your questions.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF YOUNT, HYDE & BARBOUR, P.C., AS BANKSHARES’ INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.
OTHER BUSINESS
          As of the date of this proxy statement, the Board of Directors does not intend to bring any matter before the Annual Meeting other than the matters referred to above. However, the Board is aware that a shareholder may present a proposal at the Annual Meeting to require Bankshares to undertake certain extraordinary strategic transactions. If this proposal is properly presented at the Annual Meeting, the persons named in the accompanying proxy intend to use their discretionary authority to vote against the proposal. If any other matter is properly presented at the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with their best judgment.
SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING
          If any shareholder intends to present a proposal for consideration at the 2010 Annual Meeting, notice of the proposal must be received by the Secretary, at Bankshares’ principal office in Chantilly, Virginia, on or before April 26, 2010. If any shareholder intends to present a proposal to be considered for inclusion in Bankshares’ proxy materials in connection with the 2010 Annual Meeting, the proposal must be in proper form and must be received by the Secretary, at Bankshares’ principal office in Chantilly, Virginia, on or before February 10, 2010.
          The proxy solicited by the Board of Directors for the 2010 Annual Meeting will confer discretionary authority to vote on any shareholder proposal presented at the meeting if Bankshares has not received notice of such proposal by April 26, 2010, in writing delivered to the Secretary.
By Order of the Board of Directors,
Paul M. Harbolick, Jr.
Executive Vice President, CFO & Secretary

A copy of Bankshares’ Annual Report on Form 10-K (including exhibits) as filed with the SEC for the year ended December 31, 2008, will be furnished without charge to shareholders upon written request directed to Alliance Bankshares Corporation, 14200 Park Meadow Drive, Suite 200S, Chantilly, Virginia 20151, Attn: Corporate Secretary (Investor Relations Department).

FORM OF REVOCABLE PROXY
[X] Please mark votes as in this example.
ALLIANCE BANKSHARES CORPORATION
ANNUAL MEETING OF SHAREHOLDERS
July 15, 2009
This Proxy is solicited on behalf of the Board of Directors.
          The undersigned shareholder of Alliance Bankshares Corporation (Bankshares) hereby appoints Serina Moy and George Webb, jointly and severally as proxies, with full power to act alone, and with full power of substitution to represent the undersigned, and to vote all shares of Bankshares standing in the name of the undersigned as of June 3, 2009 at the Annual Meeting of Shareholders to be held Wednesday, July 15, 2009, at 11:00 a.m. at the Hyatt Dulles, 2300 Dulles Corner Boulevard, Herndon, Virginia or any adjournment thereof, on each of the following matters:
          This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of the Class A director nominees named in Proposal One and FOR approval of Proposal Two. If any other matter shall be brought before the meeting, the shares represented by this proxy will be voted by the proxy agents, to the extent entitled, in accordance with their best judgment.
PROPOSAL ONE. To elect the following nominees as Class A directors to serve until the 2012 Annual Meeting of Shareholders, or until their successors are elected and qualified, as instructed below.
Class A Nominees:
Donald W. Fisher, PhD
Robert G. Weyers
[  ] FOR                    [  ] WITHHOLD                    [  ] FOR ALL EXCEPT
(Instruction: To withhold authority to vote for any individual nominee(s), mark “For All Except” and write that nominee’s name on the line provided below.)

PROPOSAL TWO. To ratify the appointment of Yount, Hyde & Barbour, P.C., as independent accountants for the fiscal year ending December 31, 2009.
[  ] FOR                     [  ] AGAINST                    [  ] ABSTAIN
To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.
Please be sure to sign and date this proxy in the box below.
Signature                                                                                    Date:                     , 2009

NOTE: Please sign your name(s) exactly as shown imprinted hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.
Please check this box if you plan to attend the meeting. [  ]
Detach above card, sign, date and mail in postage paid envelope provided.
ALLIANCE BANKSHARES CORPORATION
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
The Notice of 2009 Annual Meeting of Shareholders, proxy statement, a form of proxy card and Bankshares’ 2008 Annual Report to Shareholders are available at http://www.cfpproxy.com/5180.
PLEASE ACT PROMPTLY
SIGN, DATE AND MAIL YOUR PROXY CARD TODAY
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.